EXHIBIT 11.1

                                      EMCON
                     COMPUTATION OF INCOME (LOSS) PER SHARE
                      (In thousands except per share data)


                                                                                                 Twelve months ended
                                                                                                     December 31,
                                                                                      1995                1994             1993
                                                                                      ----                ----             ----

Net income (loss) ..........................................................         $1,786             $(1,917)           $2,424

    Proforma interest income realted to modified treasury
    stock method ...........................................................            221                 N/A                91
                                                                                     ------             ---------          ------

Adjusted net income (loss) .................................................         $2,007             $(1,917)           $2,515
                                                                                     ======             =========          ======

Weighted average number of common shares outstanding during the period .....          8,274               7,919             7,296

    Common equivalent shares from outstanding stock options
    using the modified treasury stock method................................            687                 N/A               424

    Incremental shares to reflect full dilution (1) ........................              0                 N/A                 0
                                                                                     ------             ---------          ------
Total shares for purposes of calculating diluted income(loss) per
share (1) ..................................................................          8,961               7,919             7,720
                                                                                     ======             =========          ======
Primary income (loss) per share ............................................         $ 0.22             $ (0.24)           $ 0.33
                                                                                     ======             =========          ======
Fully diluted income (loss) per share ......................................         $ 0.22             $( 0.24)           $ 0.33
                                                                                     ======             =========          ======



----------------
(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.








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